Exhibit 3(c)





                     CERTIFICATE OF AMENDMENT TO THE
           RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF
                   THE KANSAS POWER AND LIGHT COMPANY



     We, William E. Brown, President and Chief Executive Officer, KPL Division, and Richard D. Terrill, Secretary of the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring their advisability:

           Further Resolved, That the following amendment of Articles II of the Company's Restated Articles of
     Incorporation be, and it hereby is proposed and declared advisable:

           The following paragraph be included as a replacement for the existing paragraph of
           Article II and read as follows:

           The name of the surviving corporation is and shall be Western Resources, Inc.

     We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendments, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendments.
     We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendments. We further certify that the amendments were duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.


     We further certify that the capital of said corporation will not be reduced under or by reason of said amendments.
     IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation the 8th day of May, 1992.

                                 William E. Brown

                                 (William E. Brown)
                                 President and
                                 Chief Executive Officer
                                 KPL Division



                                 Richard D. Terrill
                                 (Richard D. Terrill)
                                 Secretary





STATE OF  KANSAS    )
                    )
COUNTY OF SHAWNEE   )

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared William E.
Brown, President and Chief Executive Officer, KPL Division, and
Richard D. Terrill, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this 8th day of May, 1992.



                                 Kathy J. Pope
                                 Notary Public